EXHIBIT 5.1
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                    [LETTERHEAD OF DAY, BERRY & HOWARD LLP]



                                                           June 8, 2000


DSL.net, Inc.
545 Long Wharf Drive
New Haven, CT   06511

         Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

         We are acting as counsel for DSL.net. Inc., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 of the offer and sale of up to 898,926 shares (the "Shares") of Common Stock, par value $.0005 per share, of the Company to be issued under the 1999 Stock Option Plan and the 1997 Stock Option Plan of Vector Internet Services, Inc. (collectively, the "Plans").

         We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plans against receipt by the Company of the consideration therefor as provided in the Plans, will be validly issued, fully paid and nonassessible.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                    Very truly yours,


                                                    /s/ Day, Berry & Howard LLP
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                                                    DAY, BERRY & HOWARD LLP